Milliman Investment Adviser

Code of Ethics

(Effective date:  February 1, 2005)

Revised date: September 7, 2011

STANDARD OF BUSINESS CONDUCT

The standard of conduct for Milliman investment advisers applies to all Supervised Persons and consists of three parts:

1.

The Milliman Code, which is a brief set of rules of conduct that all Milliman employees are expected to follow:

a)

Be honest in both your business and personal life.

b)

Perform only those assignments for which you are, or can become, qualified.

c)

Provide independent advice and avoid conflicts of interest.

d)

Make every reasonable attempt to provide correct, complete and useful information, and to communicate it so that it can be understood and used appropriately.

e)

Make every reasonable attempt to be familiar with and follow any law, administrative ruling, or continuing education requirement applicable to your assignment as well as the standards of practice, the guidelines and rules of your professional organization, such as the American Academy of Actuaries.

f)

Keep confidential anything so required by your client relationship, subject to any overriding requirements of the law.

g)

Strive to be cost effective in serving your client.

h)

Document all assignments in a manner that would allow another professional to follow your work.

i)

Conduct your business and personal affairs so that neither the Firm nor any individual in the Firm unknowingly assumes an unusual risk.

j)

Act to uphold the Firm's reputation and strive for good relationships with other professionals.

2.

Standards that reflect specific obligations of being a registered investment adviser.

a)

Serve the financial interest of clients. All recommendations to clients and decisions on behalf of clients shall be solely in the interest of the client.

b)

Make every effort to understand and comply with applicable federal securities laws.

c)

Make every reasonable attempt to be familiar with and follow the standards of practice, guidelines and rules of professional organizations which may apply to your professional activities, such as the Investment Management Consultants Association and the CFA Institute.

3.

Policy on Insider Trading.

All officers, directors, employees and IARs are prohibited from trading either personally or on behalf of others, on material non-public information or communicating material non-public information to others in violation of Section 204A of the Investment Advisers Act of 1940.   Covered persons should be instructed to direct any questions regarding the Company’s policy on insider trading to the CCO.

PERSONAL SECURITIES TRANSACTIONS

Access Persons are required to provide a complete report of securities holdings no later than ten days after becoming an access person and at least once a year thereafter.

Access Persons are required to provide quarterly securities transaction reports no later than thirty days following the end of each quarter.

The compliance officer is responsible for reviewing personal security reports on a timely basis and taking appropriate action as needed.

Access Persons are required to obtain approval from the compliance officer before directly or indirectly acquiring beneficial ownership in any security in an initial public offering or in a limited offering.

REPORTING VIOLATIONS

Supervised Persons are required to report any violations of this code of ethics promptly to the compliance officer.

EDUCATING SUPERVISED EMPLOYEES ABOUT THE CODE OF ETHICS

Milliman will provide each Supervised Person with a copy of the code of ethics and any amendments.

Supervised Persons are required to annually acknowledge, in writing, that they have received, read and understand the Code of Ethics.

Supervised Persons are encouraged ask questions, if any, of their supervisors or the compliance officer.

DEFINITIONS

An “Access Person” is a Supervised Person who has access to nonpublic information regarding clients’ purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic. Any Milliman employee with approved professional standing or signature authority in investment consulting and who is actively engaged in providing those services will be assumed to be an access person unless exempted by the compliance officer.

A “Supervised Person” is any employee of the investment advisory practice of Milliman, Inc., or any other person who provides investment advice on behalf of the practice.

EFFECTIVE DATE

This Code is effective as of February 1, 2005.

Because governmental regulations and industry standards can change over time, Milliman reserves the right to modify any or all of this Code. Should it be revised, a copy will be sent to all Supervised Persons.

Acknowledgement of Receipt of

Milliman Investment Adviser Code of Ethics

I certify that I have received, read and understand the Code of Ethics, dated effective February 1, 2005.

____________

____________________________________

Date

Signature

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Print Name

Please indicate that you have received, read and understand the Code of Ethics by signing your name, dating the acknowledgement, and returning the original promptly to Patricia Judson in the Seattle office.

Please keep the Code and a copy of your acknowledgement in your personal files.